Exhibit 99.2
Dobson Communications, Dobson Cellular Systems and American
CellularIssue Notices of Redemption for Outstanding Notes
OKLAHOMA CITY, Nov. 19, 2007 (PRIME NEWSWIRE) — Dobson Communications Corporation (Nasdaq:DCEL) (the “Company”) announced today that it has issued notices of redemption of the approximately $150 million aggregate principal amount outstanding of the Company’s Senior Floating Rate Notes due 2012 (CUSIP No. 256069AJ4) (the “Floating Rate Notes”) and the approximately $419.7 million aggregate principal amount outstanding of the Company’s 8 7/8% Senior Notes due 2013 (CUSIP No. 256072AD1) (the “8 7/8% Notes”). The redemption date will be December 19, 2007. Holders of the Floating Rate Notes will receive $1,020.00 per $1,000 principal amount of the notes plus accrued and unpaid interest up to, but not including, December 19, 2007. Holders of the 8 7/8% Notes will receive $1,000 per $1,000 principal amount of the notes, plus the applicable premium calculated in accordance with the indenture governing the notes, plus the accrued and unpaid interest up to, but not including, December 19, 2007.
The Company also announced today that Dobson Cellular Systems, Inc. (“DCS”), a wholly-owned subsidiary of the Company, has issued notices of redemption of the approximately $325 million aggregate principal amount outstanding of DCS’s 9 7/8% Second Priority Senior Secured Notes due 2012 (CUSIP No. 256067AG4) (the “9 7/8% Notes”), the approximately $250 million aggregate principal amount outstanding for DCS’s 8 3/8% First Priority Senior Secured Notes due 2011 (CUSIP No. 256067AE9) (the “8 3/8% First Priority Notes”) and the approximately $250 million aggregate principal amount outstanding for DCS’s 8 3/8% Series B First Priority Senior Secured Notes due 2011 (CUSIP No. 256067AJ8) (together with the 8 3/8% First Priority Notes, the “8 3/8% Notes”). The redemption date will be December 19, 2007. Holders of the 9 7/8% Notes will receive $1,000 per $1,000 principal amount of the notes, plus the applicable premium calculated in accordance with the indenture governing the notes, plus accrued and unpaid interest up to, but not including, December 19, 2007. Holders of the 8 3/8% Notes will receive $1,000 per $1,000 principal amount of the notes, plus the applicable premium calculated in accordance with the indenture governing the notes, plus accrued and unpaid interest up to, but not including, December 19, 2007.
The Company further announced today that American Cellular Corporation (“ACC”), a wholly-owned subsidiary of the Company, has issued notices of redemption for the approximately $185.7 million aggregate principal amount outstanding of ACC’s 10% Senior Notes due 2011 (CUSIP No. 025058AG3) (the “10% Notes”) and the approximately $18.1 million aggregate principal amount outstanding of ACC’s 9 1/2% Senior Subordinated Notes due 2009 (CUSIP No. 025058AF5). The redemption date will be December 19, 2007. Holders of the 10% Notes will receive $1,050.00 per $1,000 principal amount of the notes plus accrued and unpaid interest to, but not including, December 19, 2007. Holders of the 9 1/2% Notes will receive $1,015.83 per $1,000 principal amount of the notes plus accrued and unpaid interest to, but not including, December 19, 2007.

CONTACT:	Dobson Communications Corporation
J. Warren Henry, Vice President, Investor Relations
(405) 529-8820